Exhibit 6.24

INDEPENDENT DIRECTOR AGREEMENT

This INDEPENDENT DIRECTOR AGREEMENT (the “Agreement”) is dated June 14, 2021 (the “Effective Date”) by and between TO THE STARS ACADEMY OF ARTS AND SCIENCE, a Delaware corporation (the “Company”), and STAN SPRY, an individual resident of the State of Nevada (the “Director”). The Director and the Company are each individually referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, the Company wishes to appoint the Director to the Company’s Board of Directors (the “Board”) effective as of June 14, 2021 and desires to enter into an agreement with the Director with respect to such appointment; and

WHEREAS, the Director is willing to accept such appointment and to serve the Company on the terms set forth herein and in accordance with the provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree as follows:

1. Position. Subject to the terms and provisions of this Agreement, the Company shall cause the Director to be appointed, and the Director hereby agrees to serve the Company in such position upon the terms and conditions hereinafter set forth, provided, however, that the Director’s continued service on the Board after the initial one-year term on the Board shall be subject to approval by the Company’s stockholders.

2. Compensation. As compensation for the Director’s services hereunder, the Company will submit for the Board’s approval a proposal to grant the Director non-qualified stock options to purchase 300,000 shares of the Company’s Common Stock, which options would vest over three (3) years from the Effective Date, subject to the Company’s Amended and Restated 2017 Stock Incentive Plan. Additionally, the Director will be eligible for consideration to receive non-qualified stock options to purchase 150,000 shares of the Company’s Common Stock, which grant would be made, if at all, at the sole discretion of the Board. Terms of the foregoing grants, including the exercise price, will be determined by the Board at the time of approval and will be set forth in a Notice of Stock Option Grant and a Stock Option Agreement, both of which will be provided to the Director as soon as reasonably practicable after approval by the Board. The Director shall recuse himself from all Board decisions regarding the subject matter of this Agreement.

3. Duties.

(a) During the Directorship Term (as defined herein), the Director shall make reasonable business efforts to attend all Board meetings and quarterly pre-scheduled Board and Management conference calls, serve on appropriate subcommittees as reasonably requested and agreed upon by the Board, make himself available to the Company at mutually convenient times and places, attend external meetings and presentations when agreed on in advance, as appropriate and convenient, and perform such duties, services and responsibilities commensurate with such position.

(b) The Director will use his best efforts to promote the interests of the Company. The Company recognizes that the Director (i) is or may become a full-time executive employee of another entity and that his responsibilities to such entity must have priority and (ii) sits or may sit on the board of directors of other entities, subject to any limitations set forth by the Sarbanes-Oxley Act of 2002 and limitations provided by any exchange or quotation service on which the Company’s common stock is listed or traded. Notwithstanding the same, the Director will provide the Company with prior written notice of any future commitments to such entities and use reasonable business efforts to coordinate his respective commitments so as to fulfill his obligations to the Company and, in any event, will fulfill his legal obligations as a Director. Other than as set forth above, the Director will not, without the prior notification to the Board, engage in any other business activity which could materially interfere with the performance of his duties, services and responsibilities hereunder or which is in violation of the reasonable policies established from time to time by the Company, provided that the foregoing shall in no way limit his activities on behalf of (i) any current employer and its affiliates or (ii) the board of directors of any entities on which he currently sits. At such time as the Board receives such notification, the Board may require the resignation of the Director if it determines that such business activity does in fact materially interfere with the performance of the Director’s duties, services and responsibilities hereunder.

4. Independent Contractor Status; Expenses.

(a) Independent Contractor. The Director’s status during the Directorship Term shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind the Company in any respect.

(b) Expense Reimbursements. During the Directorship Term, the Company shall reimburse the Director for all reasonable out-of-pocket expenses incurred by the Director in attending any in-person meetings, provided that the Director complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses. Any reimbursement for any single expense in excess of $500.00 must be approved in advance by the Company.

5. Directorship Term. The “Directorship Term,” as used in this Agreement, shall mean a twelve (12) month period commencing on the Effective Date and shall automatically renew unless the one of the following events occurs: (a) the death of the Director; (b) the termination of the Director from his membership on the Board by the mutual agreement of the Company and the Director; (c) the removal of the Director from the Board by the holder(s) of a majority of the issued and outstanding shares of the Company; or (d) the resignation by the Director from the Board.

6. Director’s Representation and Acknowledgment. The Director represents to the Company that his execution and performance of this Agreement shall not be in violation of any agreement or obligation (whether or not written) that he may have with or to any person or entity, including without limitation, any prior or current employer. The Director hereby acknowledges and agrees that this Agreement (and any other agreement or obligation referred to herein) shall be an obligation solely of the Company, and the Director shall have no recourse whatsoever against any stockholder of the Company or any of their respective affiliates with regard to this Agreement.

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7. Director Covenants.

(a) Unauthorized Disclosure. The Company will share Confidential Information with Director, as defined below, for the purposes of Director making informed policy decisions and in furtherance of the Company’s business interests. For the purposes of this Agreement, “Confidential Information” means all or any part of the trade secrets, knowhow, technical expertise, specifications, and any other information relating to the Company and its services, whether disclosed in oral, visual, or audio format or contained in the documents provided to the Director or acquired by the Director in the course of conducting business on behalf of Company.

1.	The Director acknowledges the economic value of the Confidential Information. The Director shall:

a.	use the Confidential Information only for the purpose(s) set forth above;

b.	restrict disclosure of the Confidential Information to any internal or external person or entity pursuant to Company policy in force at the time;

c.	advise those individuals who have access to the Confidential Information of their obligations with respect thereto; and

d.	copy the Confidential Information only as necessary for those individuals or entities who are entitled to receive it.

2.	The obligations of the immediately foregoing Paragraph 1 shall not apply to any information which:

a.	is already in the public domain or becomes available to the public through no breach of this Agreement;

b.	was previously known by the Director without any obligation to hold it in confidence;

c.	is received from a third party who is free to disclose such information without restriction;

d.	is independently developed by the Director without the use of or reference to or reliance on the Company’s Confidential Information;

e.	is approved for release by authorization of the Company, but only to the extent of such authorization; or

f.	is required by law or regulation to be disclosed.

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3.	Each Party acknowledges that the rights and remedies available to the other Party on breach of this Agreement are not limited by this Agreement nor does the use of one remedy preclude resort to others. Each Party further agrees that an impending or existing violation of any provision of this Agreement would cause the other Party irreparable injury for which it would have no adequate remedy at law, and agrees that it shall be entitled to seek immediate injunctive relief prohibiting such violation, in addition to any other rights and remedies available to it.

8. Non-Waiver of Rights. The failure by a Party to enforce at any time the provisions of this Agreement or to require at any time performance by the other Party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of either Party to enforce each and every provision in accordance with its terms. No waiver by either Party of any breach by the other Party of any provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions at that time or at any prior or subsequent time.

9. Notices. Every notice relating to this Agreement shall be in writing and shall be given by personal delivery or by registered or certified mail, postage prepaid, return receipt requested; to:

If to the Company:

To The Stars Academy of Arts and Science, Inc.

1051 South Coast Highway, Suite B

Encinitas, CA 92024

Attn: Chief Executive Officer

Email:

If to the Director:

Stan Spry

Either of the Parties may change their address for purposes of notice hereunder by giving notice in writing to the other Party pursuant to this Section 8.

10. Binding Effect/Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns.

Notwithstanding the provisions of the immediately preceding sentence, neither the Director nor the Company shall assign all or any portion of this Agreement without the prior written consent of the other party.

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11. Entire Agreement. This Agreement (together with the other agreements referred to herein) sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter.

12. Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to the principles of conflict of laws. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any court in San Diego County, California and the Parties hereby consent to the jurisdiction of such courts in any such action or proceeding: provided, however, that neither Party shall commence any such action or proceeding unless prior thereto the Parties have in good faith attempted to resolve the claim, dispute or cause of action which is the subject of such action or proceeding through mediation by an independent third party.

14. Legal Fees. The Parties hereto agree that the non prevailing Party in any dispute, claim, action or proceeding between the Parties arising out of or relating to the terms and conditions of this Agreement or any provision thereof (a “Dispute”), shall reimburse the prevailing Party for reasonable attorney’s fees and expenses incurred by the prevailing Party in connection with such Dispute.

15. Modifications. Neither this Agreement nor any provision hereof may be modified, altered, amended or waived except by an instrument in writing duly signed by the Party to be charged.

16. Tense and Headings. Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply. The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

[Signature page to follow]

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IN WITNESS WHEREOF, the Company has caused this Director Agreement to be executed by authority of its Board of Directors, and the Director has hereunto set his hand, on the day and year first above written.

TO THE STARS ACADEMY OF ARTS AND SCIENCE, INC.

Thomas M. DeLonge
Chief Executive Officer and Director

DIRECTOR

Stan Spry

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